Exhibit 3.2

CERTIFICATE OF TRUST OF

TEUCRIUM COMMODITY TRUST 2

THIS Certificate of Trust of Teucrium Commodity Trust 2 (the “Trust”) is being duly executed on behalf of the Trust by the undersigned, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (Title 12 of the Delaware Code, Section 3801 et seq.) (the “Act”).

FIRST: The name of the statutory trust formed by the filing of this Certificate of Trust is Teucrium Commodity Trust 2.

SECOND: The name and the business address of the trustee of the Trust with its principal place of business in the State of Delaware is as follows: Wilmington Trust, National Association, 1100 North Market Street, Wilmington, Delaware 19890-1605, Attn: Corporate trust Administration.

THIRD: The Certificate of Trust shall be effective upon filing.

FOURTH:  Pursuant to Section 3806(b) of the Act, the Trust shall issue one or more series of beneficial interests having the rights and preferences set forth in the governing instrument of the Trust, as the same may be amended from time to time (each a “Series”).

FIFTH: Notice of Limitation of Liabilities of Series Pursuant to Title 12 of the Delaware Code, Section 3804(a). Pursuant to Section 3804(a) of the Act, there shall be a limitation on liabilities of each Series such that (a) the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Series shall be enforceable against the assets of such Series only, and not against the assets of the Trust generally or the assets of any other Series thereof and (b) none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other Series thereof shall be enforceable against the assets of such Series.

SIXTH: The trustees of the Trust, as set forth in its governing instrument, reserve the right to amend, alter, change, or repeal any provisions contained in this Certificate of Trust, in the manner now or hereafter prescribed by statute.

IN WITNESS WHEREOF, the undersigned have duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

WILMINGTON TRUST, NATIONAL ASSOCIATION, not in its individual capacity but solely as Trustee of the Trust

By:	/s/ Amy M. Kohr
Name: Amy M. Kohr
Title: Assistant Vice President